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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13G
(Rule 13d-102)

INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
TO RULES 13d-1(b) AND (c) AND AMENDMENTS THERETO FILED
PURSUANT TO 13d-2(b)

MARINER HEALTH CARE, INC. (successor to Mariner Post-Acute Network)

(Name of Issuer)
Common Stock

(Title of Class of Securities)
56845X10800

(CUSIP Number)
May 13, 2002

(Date of Event which Required Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

        ☐    Rule 13d-1(b)

        ☒    Rule 13d-1(c)

        ☐ Rule 13d-1(d)

1	NAME OF REPORTING PERSON. S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)
The Foothill Group, Inc.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
(a) ☒
(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF	5	SOLE VOTING POWER -0-
SHARES
BENEFICIALLY	6	SHARED VOTING POWER 1,543,596 (See Items 2 and 4)
OWNED BY EACH
REPORTING	7	SOLE DISPOSITIVE POWER -0-
PERSON WITH
	8	SHARED DISPOSITIVE POWER 1,543,596 (See Items 2 and 4)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,543,596 (See Items 2 and 4)

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
7.71%

12	TYPE OF REPORTING PERSON*
CO

*SEE INSTRUCTIONS BEFORE FILLING OUT!

Page 2 of 13 pages

1	NAME OF REPORTING PERSON. S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)
Foothill Partners III, L.P.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
(a) ☒
(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

NUMBER OF	5	SOLE VOTING POWER -0-
SHARES
BENEFICIALLY	6	SHARED VOTING POWER 933,386 (See Items 2 and 4)
OWNED BY EACH
REPORTING	7	SOLE DISPOSITIVE POWER -0-
PERSON WITH
	8	SHARED DISPOSITIVE POWER 933,386 (See Items 2 and 4)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 933,386 (See Items 2 and 4)

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
4.67%

12	TYPE OF REPORTING PERSON*
PN

*SEE INSTRUCTIONS BEFORE FILLING OUT!

Page 3 of 13 pages

1	NAME OF REPORTING PERSON. S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)
Stearns Family Trust 2001

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
(a) ☒
(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
California

NUMBER OF	5	SOLE VOTING POWER -0-
SHARES
BENEFICIALLY	6	SHARED VOTING POWER 1,548,596 (See Items 2 and 4)
OWNED BY EACH
REPORTING	7	SOLE DISPOSITIVE POWER -0-
PERSON WITH
	8	SHARED DISPOSITIVE POWER 1,548,596 (See Items 2 and 4)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,548,596 (See Items 2 and 4)

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
7.74%

12	TYPE OF REPORTING PERSON*
IN

*SEE INSTRUCTIONS BEFORE FILLING OUT!

Page 4 of 13 pages

1	NAME OF REPORTING PERSON. S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)
Dennis R. Ascher

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
(a) ☒
(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
California

NUMBER OF	5	SOLE VOTING POWER -0-
SHARES
BENEFICIALLY	6	SHARED VOTING POWER 1,543,596 (See Items 2 and 4)
OWNED BY EACH
REPORTING	7	SOLE DISPOSITIVE POWER -0-
PERSON WITH
	8	SHARED DISPOSITIVE POWER 1,543,596 (See Items 2 and 4)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,543,596 (See Items 2 and 4)

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
7.71%

12	TYPE OF REPORTING PERSON*
IN

*SEE INSTRUCTIONS BEFORE FILLING OUT!

Page 5 of 13 pages

1	NAME OF REPORTING PERSON. S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)
Jeffrey T. Nikora Family Trust

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
(a) ☒
(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
California

NUMBER OF	5	SOLE VOTING POWER -0-
SHARES
BENEFICIALLY	6	SHARED VOTING POWER 1,543,596 (See Items 2 and 4)
OWNED BY EACH
REPORTING	7	SOLE DISPOSITIVE POWER -0-
PERSON WITH
	8	SHARED DISPOSITIVE POWER 1,543,596 (See Items 2 and 4)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,543,596 (See Items 2 and 4)

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
7.71%

12	TYPE OF REPORTING PERSON*
OO

*SEE INSTRUCTIONS BEFORE FILLING OUT!

Page 6 of 13 pages

1	NAME OF REPORTING PERSON. S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)
John F. Nickoll Living Trust

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
(a) ☒
(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
California

NUMBER OF	5	SOLE VOTING POWER -0-
SHARES
BENEFICIALLY	6	SHARED VOTING POWER 1,543,596 (See Items 2 and 4)
OWNED BY EACH
REPORTING	7	SOLE DISPOSITIVE POWER -0-
PERSON WITH
	8	SHARED DISPOSITIVE POWER 1,543,596 (See Items 2 and 4)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,543,596 (See Items 2 and 4)

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
7.71%

12	TYPE OF REPORTING PERSON*
OO

*SEE INSTRUCTIONS BEFORE FILLING OUT!

Page 7 of 13 pages

1	NAME OF REPORTING PERSON. S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)
Foothill Partners IV, L.P.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
(a) ☒
(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF	5	SOLE VOTING POWER -0-
SHARES
BENEFICIALLY	6	SHARED VOTING POWER 610,210 (See Items 2 and 4)
OWNED BY EACH
REPORTING	7	SOLE DISPOSITIVE POWER -0-
PERSON WITH
	8	SHARED DISPOSITIVE POWER 610,210 (See Items 2 and 4)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 610,210 (See Items 2 and 4)

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
3.05%

12	TYPE OF REPORTING PERSON*
PN

*SEE INSTRUCTIONS BEFORE FILLING OUT!

Page 8 of 13 pages

1	NAME OF REPORTING PERSON. S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)
FP IV GP, LLC

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
(a) ☒
(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF	5	SOLE VOTING POWER -0-
SHARES
BENEFICIALLY	6	SHARED VOTING POWER 610,210 (See Items 2 and 4)
OWNED BY EACH
REPORTING	7	SOLE DISPOSITIVE POWER -0-
PERSON WITH
	8	SHARED DISPOSITIVE POWER (See Items 2 and 4)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 610,210 (See Items 2 and 4)

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
3.05%

12	TYPE OF REPORTING PERSON*
OO

*SEE INSTRUCTIONS BEFORE FILLING OUT!

Page 9 of 13 pages

Item 1.

    Mariner Health Care, Inc.
    (successor to Mariner Post-Acute Network)
    1 Ravina Drive, Suite 1500
    Atlanta, GA 30346

Item 2.

    This Schedule 13G is filed on behalf of (i) Foothill Partners III, L.P., a Delaware limited partnership ("Partners III"), Foothill Partners IV, L.P., a Delaware limited partnership ("Partners IV), FP IV GP, LLC, a Delaware limited liability company ("FP IV"), and (ii) The Foothill Group, Inc., a Delaware corporation, Stearns Family Trust 2001, Dennis R. Ascher, Jeffrey T. Nikora Living Trust, and John F. Nickoll Living Trust (collectively, the "Managing Partners/Members"). Partners III, Partners IV, FP IV and the Managing Partners/Members are collectively referred to as the "Filing Persons".

    FP IV is the general partner of Partners IV. The Managing Partners/Members are the managing members of FP IV. The Managing Partners/Members are the general partners of Partners III. M.E. Stearns trustee of the Stearns Family Trust 2001 and a director of the Company was issued options to acquire 25,000 shares of the Company and, of these options, 5,000 are vested. Mr. Stearns disclaims beneficial ownership of these shares.

    Under the definition of "beneficial owner" provided in Rule 13d-3 of the Exchange Act, a person may be deemed to beneficially own the shares of Common Stock of another entity if such person shares the voting and dispositive power with respect to shares of Common Stock held by such entity. Accordingly, (i) FP IV may be deemed to beneficially own the shares of Common Stock held by Partners IV, as its general partner, and the Managing Partners/Members may be deemed to beneficially own the shares of Common Stock held Partners IV, as the managing members of FP IV, (ii) Managing Partners/Members may be deemed to beneficially own the shares of Common Stock held by Partners III, as the general partners of Partners III.

    The Filing Persons have a beneficial interest in all or part of 1,543,596 shares of Common Stock. The shares were acquired pursuant a Plan of Reorganization entered under the Bankruptcy Act (the "Plan") and completed by Mariner Health Care, Inc. (successor to Mariner Post-Acute Network) (the "Company") on May 13, 2002. This Schedule 13G assumes the Company has issued and outstanding 20,000,000 shares as reported under the Plan.

    (a)    Foothill Partners III, L.P.
            Foothill Partner's IV, LP
            FP IV GP, LLC
            The Foothill Group, Inc.
            Stearns Family Trust 2001
            Dennis R. Ascher
            John F. Nickoll Living Trust
            Jeffery T. Nikora Family Trust

    (b)    2450 Colorado Avenue
            Suite 3000W
            Santa Monica, California 900429

    (c)    United States

Page 10 of 13 pages

    (d)    Common Stock

    (e)    56845X10800

Item 3.

    If This Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or (c), Check Whether the Person Filing is a:

    (a)
    ☐ Broker or dealer registered under Section 15 of the Exchange Act.
    (b)
    ☐ Bank as defined in Section 3(a)(6) of the Exchange Act.
    (c)
    ☐ Insurance company as defined in Section 3(a)(19) of the Exchange Act.
    (d)
    ☐ Investment company registered under Section 8 of the Investment Company Act.
    (e)
    ☐ An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E).
    (f)
    ☐ An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F).
    (g)
    ☐ A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G).
    (h)
    ☐ A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act.
    (i)
    ☐ A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the
          Investment Company Act.
    (j)
    ☐ Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

Item 4. Ownership

    The ownership of the Filing Persons is as follows:

    John F. Nickoll Living Trust
    Dennis R. Ascher
    Jeff Nikora Family Trust
    The Foothill Group

    A.
    Amount Beneficially owned: 1,543,596
    B.
    Percent of class: 7.71%
    C.
    Number of shares as to which such person has:
    1.
    sole power to vote or to direct the vote: -0-
    2.
    shared power to vote or to direct the vote: 1,543,596
    3.
    sole power to dispose or to direct the disposition of: -0-
    4.
    shared power to dispose or to direct the disposition of: 1,543,596

    Stearns Family Trust

    A.
    Amount Beneficially owned: 1,548,596
    B.
    Percent of class: 7.74%
    C.
    Number of shares as to which such person has:
    1.
    sole power to vote or to direct the vote: -0-
    2.
    shared power to vote or to direct the vote: 1,548,596
    3.
    sole power to dispose or to direct the disposition of: -0-
    4.
    shared power to dispose or to direct the disposition of: 1,548,596

    Foothill Partners III

    A.
    Amount Beneficiary owned: 933,386
    B.
    Percent of class: 4.67%
    C.
    Number of shares as to which such person has:

Page 11 of 13 pages

      1.
      sole power to vote or to direct the vote: -0-
      2.
      shared power to direct the vote: 933,386
      3.
      sole power to dispose or to direct the disposition of: -0-
      4.
      shared power to dispose or to direct the disposition of: 933,386

    Foothill Partners IV and FP IV

    A.
    Amount Beneficially owned: 610,210
    B.
    Percent of class: 3.05%
    C.
    Number of shares as to which such person has:
    1.
    sole power to vote or to direct the vote: -0-
    2.
    shared power to vote or to direct the vote: 610,210
    3.
    sole power to dispose or to direct the disposition of: -0-
    4.
    shared power to dispose or to direct the disposition of: 610,210

Item 5. Ownership of Five Percent or Less of a Class

    If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities check the following ☐

Item 6. Ownership of More than Five Percent on Behalf of Another Person

    Not Applicable

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company

    Not Applicable

Item 8. Identification and Classification of Members of the Group

    Not Applicable

Item 9. Notice of Dissolution of Group

    Not Applicable

Item 10. Certification

    By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are not held for the purpose or with the effect of changing or influencing the control of the issuer of the securities and were not acquired in connection with or as a participant in any transaction having that purpose or effect.

Page 12 of 13 pages

SIGNATURE

        After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:        March 20, 2002

THE FOOTHILL GROUP, INC.
By:	/s/ M.E. STEARNS
Name:	M.E. Stearns
Title:	Senior Vice President
FOOTHILL PARTNERS IV, L.P. A Delaware limited partnership
By:	FP IV GP, LLC
Its:	General Partner
	By:	/s/ M.E. STEARNS
	Name:	M.E. Stearns
	Title:	Managing Member
FP IV GP, LLC
By:	/s/ M.E. STEARNS
Name:	M.E. Stearns
Title:	Managing Member
FOOTHILL PARTNERS III, L.P. A Delaware limited partnership
By:	/s/ M.E. STEARNS
Name:	M.E. Stearns
Its:	General Partner
STEARNS FAMILY TRUST 2001
By:	/s/ M. EDWARD STEARNS
Name:	M. Edward Stearns
Title:	Trustee
DENNIS R. ASCHER
By:	/s/ DENNIS R. ASCHER
Name:	Dennis R. Ascher
JOHN F. NICKOLL LIVING TRUST
By:	/s/ JOHN F. NICKOLL
Name:	John F. Nickoll
Title:	Trustee
JEFFREY T. NIKORA FAMILY TRUST
By:	/s/ JEFFERY T. NIKORA
Name:	Jeffery T. Nikora
Title:	Trustee

Page 13 of 13 pages

QuickLinks

  Item 1.
  Item 2.
  Item 3.
  Item 4. Ownership
  Item 5. Ownership of Five Percent or Less of a Class
  Item 6. Ownership of More than Five Percent on Behalf of Another Person
  Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company
  Item 8. Identification and Classification of Members of the Group
  Item 9. Notice of Dissolution of Group
  Item 10. Certification
SIGNATURE